Exhibit 99.1

Press Release

Contacts:	MEDIA:	ANALYSTS:
	Kevin Heine	Steve Lackey
	(212) 635-1569	(212) 635-1578

The Bank of New York Mellon Reports Fourth Quarter Continuing EPS of $.61

Excluding Merger and Integration Expenses Continuing EPS of $.67

Results include write-down of CDOs in investment portfolio of $118 million after-tax,

or 10 cents per share

Proactively consolidated off-balance sheet conduit, resulting in an extraordinary after-tax charge of $180 million, or 16 cents per share — improves profitability of the portfolio, conduit asset quality strong

Excellent revenue momentum, substantial operating leverage and integration on track

Capital ratios remain strong

NEW YORK, January 17, 2008 — The Bank of New York Mellon Corporation (NYSE:BK) reported fourth quarter income from continuing operations, before extraordinary items, of $700 million and diluted earnings per share of 61 cents, which compares to 60 cents a year ago and 56 cents sequentially. Income from continuing operations was $642 million in the third quarter of 2007, and $427 million in the fourth quarter of 2006.

Adjusting for the impact of merger and integration expense ($124 million pre-tax), diluted earnings per share for the fourth quarter of 2007 were 67 cents, which compares to 61 cents a year ago and 67 cents sequentially. The results of continuing operations for the fourth quarter of 2007 include 10 cents per share for the CDO write-down.

“I am pleased with our accomplishments in 2007. We began to successfully merge our two legacy companies and posted terrific fourth quarter results with 17% revenue and 26% earnings per share growth, excluding the CDO write-down. We are fully delivering on our commitments to clients, shareholders, and employees and business momentum remains strong. Our fourth quarter results also include the relative impact of recent market volatility on a small portion of our investment securities portfolio as well as our proactive decision to consolidate a bank-sponsored conduit. These actions are consistent with our strategy of aggressively reducing risk and complexity while exiting those businesses that do not support our global growth opportunities in asset management and securities servicing,” said Robert P. Kelly, chief executive officer of The Bank of New York Mellon.

Net income totaled $520 million, or 45 cents per share, in the fourth quarter of 2007, compared with $1.625 billion or $2.27 per share in the fourth quarter of 2006. The fourth quarter of 2007 included an extraordinary charge of $180 million, net of tax, associated with management’s decision to restructure and consolidate the assets of the bank-sponsored conduit, Three Rivers Funding Corporation (TRFC). This decision was based on the ongoing disruption in the capital markets impacting the funding costs of conduits which is in sharp contrast to the current level of our own funding costs, together with our continuing efforts to exit non-core activities. The extraordinary loss reflects the impact of a negative mark to market associated with spread widening on the assets consolidated. The securities within this portfolio have strong investment grade ratings and there were no downgrades of TRFC’s assets during the fourth quarter. We expect to earn back the mark to market loss over the remaining lives of the assets (which average approximately 4-5 years), based on the credit quality of the assets. Further discussion of the assets consolidated and the related financial impact is provided on page 9.

Income from continuing operations, before extraordinary loss, for the full-year 2007 totaled $2.227 billion, or $2.38 per share, compared with $1.476 billion, or $2.04 per share, in 2006. Adjusting for the impact of merger and integration expense ($404 million pre-tax), and non-operating items detailed on page 11, diluted earnings per share for full-year 2007 were $2.62, compared with $2.14 for full-year 2006. Adjusting for the impact of merger and integration expenses ($404 million pre-tax), intangible amortization ($319 million pre-tax) and non-operating items, diluted earnings per share for full-year 2007 were $2.83 which compares with $2.22 for full-year 2006. Net income for the full-year 2007 totaled $2.039 billion, or $2.18 per share, compared with $2.847 billion, or $3.94 per share, for full-year 2006. Discontinued operations for the fourth quarter and full-year 2006 included a net after-tax gain of $1.217 billion from the sale of our Retail Business.

Fourth Quarter Highlights of The Bank of New York Mellon (Unless otherwise noted, all comments begin with the results of the fourth quarter of 2007. This is followed by commentary that compares the current period to pro forma combined results of the fourth quarter of 2006 unless otherwise noted. The appendix to this release provides the pro forma combined results, without purchase accounting adjustments and assumes that the merger had occurred at the beginning of the third quarter of 2006. Please refer to the Quarterly Earnings Summary Report for detailed business sector information.)

•

Total revenue (FTE) reached a record level of $3.812 billion, consisting of 80% fee and other revenue and 20% net interest revenue. On a pro forma combined basis, the growth was 12%, driven by higher fee revenue of 7% and net interest revenue of 34%. Excluding the impact of the CDO write-down, total revenue increased by 17%.

•

Assets under management, excluding securities lending assets, amounted to $1.1 trillion. On a pro forma combined basis, this represents an increase of 11% compared to the prior year. Net asset flows totaled $19 billion for the fourth quarter of 2007. Assets under custody and administration amounted to $23.1 trillion. On a pro forma combined basis, this represents an increase of 16% compared to the prior year.

•

Asset and wealth management fees totaled $887 million. On a pro forma combined basis, this represents an increase of 14%, reflecting new business and higher equity market levels. Sequential revenue increased 4% (unannualized), despite a decline in the value of major equity indices during the fourth quarter.

•

Performance fees were $62 million. Performance fees were $214 million in the fourth quarter of 2006, on a pro forma combined basis, and negative $3 million in the third quarter of 2007. The decline compared to the prior year represents a lower level of performance fees generated from alternative and other quantitative products relative to exceptional levels of a year ago.

•

Asset servicing fees totaled $809 million. On a pro forma combined basis, the increase was 36%, reflecting increased client activity related to market volatility and net new business. Securities lending fee revenue was $164 million compared with $61 million in the prior year on a pro forma combined basis and $108 million in the third quarter of 2007.

•	In December we acquired the remaining 50% interest in the ABN AMRO Mellon joint venture, reflecting an important milestone in the global integration of our asset servicing businesses.

•

Issuer services fees were $438 million. On a pro forma combined basis, the increase was 14%, reflecting a strong quarter in Depositary Receipts. The sequential increase was $2 million, reflecting continued strength in Depositary Receipts, offset by lower fee revenue from Shareowner Services and Corporate Trust.

•

Clearing and execution services fees totaled $314 million. These fees increased 21% compared with the fourth quarter of 2006 and increased 3% (unannualized) compared with the third quarter of 2007. The increase compared to the fourth quarter of 2006 reflects increased activity resulting from market volatility along with continued growth in money market and mutual fund positions.

Fourth Quarter Highlights of The Bank of New York Mellon, continued

•

Foreign exchange and other trading activities totaled $305 million. This compares to $155 million in the prior year period on a pro forma combined basis, and $238 million in the third quarter of 2007. The increases compared to both prior periods reflect higher client volumes, a significant increase in currency volatility, as well as a higher valuation of the credit derivatives portfolio.

•

Investment income was $52 million. This compares to $81 million in the prior year period on a pro forma combined basis, and $22 million in the third quarter of 2007. Fluctuations with prior periods resulted primarily from the change in market value of seed capital investments associated with our Asset Management business.

•

Securities losses totaled $191 million, compared to a gain of $2 million in the prior year period and a loss of $9 million sequentially. The loss in the fourth quarter of 2007 primarily reflects the impact of the CDO write-down of $200 million which is discussed further on page 8.

•

Net interest revenue (FTE) totaled $757 million with a net interest margin of 2.16%. This compares to net interest revenue of $565 million in the fourth quarter of 2006, on a pro forma combined basis, and $674 million in the third quarter of 2007. The increase compared to both periods reflects a strong flow of client deposits together with the benefit from recent Federal Reserve interest rate reductions.

•	Total noninterest expense was $2.749 billion. This compares to a pro forma combined noninterest expense of $2.464 billion in the fourth quarter of 2006.

Excluding merger and integration expense, intangible amortization, and non-operating items in the fourth quarter of 2006, detailed in the Quarterly Earnings Summary Report, noninterest expense on a pro forma combined basis increased 7% compared to the fourth quarter of 2006. The results reflect $96 million in expense synergies associated with the merger detailed in the Quarterly Earnings Summary Report.

On a pro forma combined basis, excluding merger and integration expense, intangible amortization expense, the CDO write-down, and non-operating items in the fourth quarter of 2006 and third quarter of 2007 (detailed in the Quarterly Earnings Summary), we generated 1,050 bps of positive operating leverage compared to the prior year and 350 bps sequentially.

•	The provision for credit losses was $20 million in the fourth quarter of 2007 compared to a credit of $10 million in the fourth quarter of 2006, on a pro forma combined basis.

•

Pre-tax margin (FTE) was 27% in the fourth quarter of 2007. Excluding merger and integration expenses and intangible amortization expense, the pre-tax margin (FTE) was 34%. Additionally, excluding the impact of the CDO write-down, the pre-tax margin (FTE) in the fourth quarter of 2007 was 37%. This compares to 32% in the fourth quarter of 2006, on a pro forma combined basis excluding merger and integration expense, intangible amortization and non-operating items.

•

The effective tax rate was 31.8% compared with 31.2% in the fourth quarter of 2006 and 28.2% in the third quarter of 2007. Excluding merger and integration expense, the tax rate was 33.2% in the fourth quarter of 2007 compared with 31.3% in the fourth quarter of 2006 and 30.8% in the third quarter of 2007.

•	Total assets at Dec. 31, 2007 were $198 billion, an increase of $14 billion from September 30, 2007, principally reflecting growth in client deposits as well as the consolidation of TRFC.

•	Return on tangible common equity was 45.0% for the fourth quarter of 2007, or 48.9% excluding merger and integration expense and intangible amortization expense.

Fourth Quarter Highlights of The Bank of New York Mellon, continued

•	The Tier I capital ratio was 9.10% at Dec. 31, 2007 compared to 9.12% at Sept. 30, 2007.

•

The adjusted tangible shareholders’ equity ratio was 4.96% at Dec. 31, 2007 compared to 5.31% at Sept. 30, 2007. This decline reflects a larger balance sheet, as well as the goodwill and intangibles associated with the acquisition of the remaining 50% interest in the ABN AMRO Mellon joint venture.

•

Average diluted shares of 1.148 billion increased by approximately 7 million shares from the third quarter of 2007, primarily reflecting shares issued in support of benefit plans and a higher average share price.

On Jan. 8, 2008, The Bank of New York Mellon declared a quarterly common stock dividend of 24 cents per share. This cash dividend is payable on Feb. 1, 2008, to shareholders of record as of the close of business on Jan. 23, 2008. On Dec. 18, 2007, the Board of Directors of BNY Mellon authorized the repurchase of up to 35 million shares of common stock. This authorization is in addition to the authority to repurchase up to 6.5 million shares previously approved by the Executive Committee of the Board, of which 5.1 million shares remain at Dec. 31, 2007.

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has more than $20 trillion in assets under custody and administration, more than $1.1 trillion in assets under management and services $11 trillion in outstanding debt. Additional information is available at www.bnymellon.com.

Earnings Release Format

Results for the fourth and third quarters of 2007 reflect The Bank of New York and Mellon on a consolidated basis. The results for the 12 months ended December 31, 2007 in this release include 12 months of The Bank of New York and six months for Mellon, which reflect all related purchase accounting adjustments. All periods prior to July 1, 2007 reflect financial results for The Bank of New York only, unless labeled pro forma.

Throughout this earnings release, all information is reported on a continuing operations basis, before extraordinary (loss), unless otherwise noted. Quarterly returns are annualized. Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Where financial measures are presented excluding certain specified amounts, we believe the presentation enhances investor understanding of period-to-period results.

Supplemental Financial Information

Please refer to the Quarterly Earnings Summary for supplemental financial information of The Bank of New York Mellon Corporation, including 5-quarter trends of fee and other revenue, net interest revenue, noninterest expense as well as business sector trends. The Quarterly Earnings Summary is available at www.bnymellon.com (Investor Relations - financial releases).

Conference Call Data

Robert P. Kelly, chief executive officer; Gerald L. Hassell, president; and Bruce W. Van Saun, chief financial officer, along with other members of executive management from The Bank of New York Mellon, will host a conference call and simultaneous live audio webcast at 8 a.m. EST on Thursday, Jan. 17, 2008. This conference call and audio webcast will include forward-looking statements and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 677-5383 (U.S.) and (210) 838-9221 (International) Passcode: Earnings, or by logging on to www.bnymellon.com. The earnings release together with the quarterly earnings summary will be available at www.bnymellon.com beginning at approximately 6:30 a.m. EST on Jan. 17. Replays of the conference call and audio webcast will be available beginning Jan. 17 at approximately 2 p.m. EST through Thursday, Jan. 31, 2008 by dialing (866) 487-6444 (U.S.) or (203) 369-1643 (International). The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

THE BANK OF NEW YORK MELLON CORPORATION

Financial Highlights

	Quarter ended				Year ended
(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	(a)	Dec. 31, 2007	Dec. 31, 2006	(a)
Continuing Operations:
Fee and other revenue	$3,044	$2,931	$1,441		$9,031	$5,339
Net interest revenue	752	669	451		2,300	1,499

Total revenue	$3,796	$3,600	$1,892		$11,331	$6,838
Diluted EPS from continuing operations before extra-ordinary (loss) -As reported (GAAP) (b)	$.61	$.56	$.60		$2.38	$2.04
Non-GAAP adjusted EPS:
Excluding merger and integration expense and non-operating items detailed on page 11(b)	.67	.66	.61		2.62	2.14
Excluding merger and integration expense, non-operating items detailed on page 11 and intangible amortization (b)	.74	.73	.65		2.83	2.22

Memo: Diluted EPS from net income	.45	.56	2.27	(b)(c)	2.18	3.94	(b)(c)

Return on tangible common equity:
GAAP-before extraordinary (loss)	45.0%	46.0%	36.5%		42.3%	29.1%
Non-GAAP adjusted (d)	48.9%	53.1%	37.4%		46.2%	30.5%

Return on equity:
GAAP	9.5%	8.9%	15.0%		11.0%	14.3%
Non-GAAP adjusted (d)	11.5%	11.6%	16.2%		13.1%	15.5%

Fee and other revenue as a percentage of total revenue (FTE)	80%	81%	76%		80%	78%

Annualized fee and other revenue per employee (based on average headcount) (in thousands)	$294	$290	$267		$283	$262

Non-U.S. percent of revenue (FTE) (e)	32%	30%	29%		31%	30%

Pre-tax operating margin (FTE):
GAAP	27%	25%	33%		29%	32%
Non-GAAP adjusted (d)	34%	36%	36%		35%	35%

Net interest margin (FTE)	2.16%	2.02%	2.27%		2.08%	2.01%

Selected average balances:
Interest-earning assets	$140,622	$133,521	$79,841		$111,174	$75,606
Total assets	$192,987	$183,828	$102,138		$148,642	$106,842
Interest-bearing deposits	$86,278	$80,870	$44,344		$66,322	$43,143
Noninterest-bearing deposits	$28,449	$26,466	$14,721		$21,677	$11,609
Shareholders’ equity	$29,136	$28,669	$11,338		$20,234	$10,333

Average common shares and equivalents outstanding (in thousands)
Basic	1,130,033	1,125,165	704,425	(b)	920,032	713,068	(b)
Diluted	1,147,759	1,140,797	715,079	(b)	936,145	722,369	(b)

Period-end data
Assets under management (in billions)	$1,121	$1,106	$190
Assets under custody and administration (in trillions)	$23.1	$22.7 (f)	$15.1	(f)
Cross-border assets (in trillions)	$10.0	$9.6 (f)	$6.3	(f)
Market value of securities on loan (in billions)	$633	$663	$399

Employees	42,100	40,600	22,400

Tier I capital ratio	9.10%	9.12%	8.19%
Adjusted tangible shareholders’ equity to assets ratio (g)	4.96%	5.31%	5.31%
Book value per common share	$25.66	$25.43	$16.03	(b)(c)
Tangible book value per common share	$5.82	$5.83	$6.98	(b)(c)
Dividends per share	$0.24	$0.24	$0.23	(b)
Closing common stock price per share	$48.76	$44.14	$41.73	(b)
Market capitalization	$55,878	$50,266	$29,761

(a)	Year-to-date 2007 includes six months of the combined Company’s results. Results for 2006 include legacy The Bank of New York only.
(b)	Historical earnings per share and all other share-related data are presented in post-merger share count terms. See page 11 for additional information.
(c)	Revised, see “Revision of prior period financial statements” on page 11.
(d)	Calculated excluding merger and integration expense, intangible amortization expense, and non-operating items detailed on page 11.
(e)	Calculated excluding the $200 million CDO write-down in 4Q07.
(f)	Revised for Acquired Corporate Trust Business and harmonization adjustments.
(g)	Shareholders’ equity less goodwill and intangible assets plus the benefit of the deferred tax liability associated with tax deductible intangibles divided by total assets less goodwill and intangible assets.

THE BANK OF NEW YORK MELLON CORPORATION

Condensed Consolidated Income Statement

	Quarter Ended				Year ended
(in millions, except per share amounts)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	(a)	Dec. 31, 2007	Dec. 31, 2006	(a)
Fee and other revenue
Securities servicing fees:
Asset servicing	$809	$720	$355		$2,350	$1,401
Issuer services	438	436	340		1,560	895
Clearing and execution services	314	304	267		1,192	1,248

Total securities servicing fees	1,561	1,460	962		5,102	3,544
Asset and wealth management fees	887	854	152		2,060	545
Performance fees	62	(3)	18		93	35
Foreign exchange and other trading activities	305	238	94		786	415
Treasury services	121	122	51		348	209
Distribution and servicing	113	95	2		212	6
Financing-related fees	52	51	61		216	250
Investment income	52	22	51		149	160
Securities gains (losses)	(191)	(9)	2		(201)	2
Other	82	101	48		266	173

Total fee and other revenue	3,044	2,931	1,441		9,031	5,339
Net interest revenue
Interest revenue	1,789	1,778	1,057		5,751	3,740
Interest expense	1,037	1,109	606		3,451	2,241

Net interest revenue	752	669	451		2,300	1,499
Provision for credit losses	20	-	(15)		(10)	(20)

Net interest revenue after provision for credit losses	732	669	466		2,310	1,519
Noninterest expense
Staff	1,365	1,280	736		4,120	2,640
Professional, legal and other purchased services	272	241	125		781	381
Net occupancy	145	144	73		449	279
Distribution and servicing	133	127	5		268	17
Furniture and equipment	82	80	45		267	190
Software	78	91	59		280	220
Business development	72	56	30		190	108
Sub-custodian	66	58	33		200	134
Clearing and execution	49	52	38		183	199
Communications	34	33	23		109	97
Other	198	195	67		546	241

Subtotal	2,494	2,357	1,234		7,393	4,506
Amortization of intangible assets	131	131	34		319	76
Merger and integration expense:
The Bank of New York Mellon	111	205	-		355	-
Acquired Corporate Trust Business	13	13	17		49	106

Total noninterest expense	2,749	2,706	1,285		8,116	4,688

Income
Income from continuing operations before income taxes and extraordinary (loss)	1,027	894	622		3,225	2,170
Provision for income taxes	327	252	195		998	694

Income from continuing operations, before extraordinary (loss)	700	642	427		2,227	1,476
Discontinued operations:
Income (loss) from discontinued operations	(2)	(4)	2,130		(16)	2,426
Provision (benefit) for income taxes	(2)	(2)	932		(8)	1,055

Discontinued operations income (loss), net of tax	(-)	(2)	1,198		(8)	1,371

Income before extraordinary (loss)	700	640	1,625		2,219	2,847
Extraordinary (loss) on consolidation of commercial paper conduit, net of tax	(180)	-	-		(180)	-

Net income	$520	$640	$1,625		$2,039	$2,847

Earnings per share (b)
Basic:
Income from continuing operations before extraordinary (loss)	$.62	$.57	$.61		$2.42	$2.07
Income (loss) from discontinued operations, net of tax	-	-	1.70		(.01)	1.92

Income before extraordinary (loss)	.62	.57	2.31		2.41	3.99
Extraordinary (loss), net of tax	(.16)	-	-		(.20)	-

Net income	$.46	$.57	$2.31		$2.22 (c)	$3.99
Diluted:
Income from continuing operations before extraordinary (loss)	$.61	$.56	$.60		$2.38	$2.04
Income (loss) from discontinued operations, net of tax	-	-	1.68		(.01)	1.90

Income before extraordinary (loss)	.61	.56	2.27	(c)	2.37	3.94
Extraordinary (loss), net of tax	(.16)	-	-		(.19)	-

Net income	$.45	$.56	$2.27		$2.18	$3.94

(a)	Year-to-date 2007 includes six months of the combined Company’s results. Results for 2006 include legacy The Bank of New York only. Certain prior period amounts have been revised, see “Revision of prior period financial statements” on page 11.
(b)	All earnings per share data is presented in post-merger share count terms. See page 11 for additional information
(c)	Amounts do not foot due to rounding.

THE BANK OF NEW YORK MELLON CORPORATION

Condensed Consolidated Balance Sheet

(dollar amounts in millions, except per share amounts)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006 (a)

Assets
Cash and due from banks	$6,635	$6,010	$2,840
Interest-bearing deposits with banks	34,312	28,158	13,172
Federal funds sold and securities purchased under resale agreements	9,108	4,194	5,114
Securities:
Held-to-maturity (fair value of $2,173; $2,208; and $ 1,710)	2,180	2,221	1,729
Available-for-sale	46,518	44,861	19,377

Total securities	48,698	47,082	21,106
Trading assets	6,420	6,890	5,544
Loans	50,931	50,856	37,793
Reserve for loan losses	(327)	(332)	(287)

Net loans	50,604	50,524	37,506
Premises and equipment	1,731	1,701	1,050
Accrued interest receivable	739	655	422
Goodwill	16,331	15,764	5,008
Intangible assets	6,402	6,554	1,453
Other assets	16,676	16,437	9,973
Assets of discontinued operations	-	3	18

Total assets	$197,656	$183,972	$103,206

Liabilities
Deposits:
Noninterest-bearing (principally domestic offices)	$32,372	$27,289	$19,554
Interest-bearing deposits in domestic offices	21,082	21,263	10,041
Interest-bearing deposits in foreign offices	64,671	59,653	32,551

Total deposits	118,125	108,205	62,146
Federal funds purchased and securities sold under repurchase agreements	2,193	2,929	790
Trading liabilities	4,577	4,978	2,507
Payables to customers and broker-dealers	7,578	7,917	7,266
Commercial paper	4,079	47	224
Other borrowed funds	1,840	2,065	1,401
Accrued taxes and other expenses	8,101	7,842	5,129
Other liabilities (including allowance for lending related commitments of $167, $178 and $150)	4,887	6,679	3,477
Long-term debt	16,873	14,312	8,773
Liabilities of discontinued operations	-	41	64

Total liabilities	168,253	155,015	91,777

Shareholders’ equity (b)
Common stock-par value $0.01 per share, authorized 3,500,000,000 shares, issued 1,146,896,177;1,140,064,844 and 994,110,501 shares	11	11	10
Additional paid-in capital	19,990	19,713	10,035
Retained earnings	10,015	9,773	9,280
Accumulated other comprehensive loss, net of tax	(574)	(488)	(317)
Less: Treasury stock of 912,896; 1,191,302; and 280,935,236 shares, at cost	(39)	(49)	(7,576)
Loan to ESOP (-, 95,994 and 95,994 shares)	-	(3)	(3)

Total shareholders’ equity	29,403	28,957	11,429

Total liabilities and shareholders’ equity	$197,656	$183,972	$103,206

(a)	Legacy The Bank of New York only. Certain prior period balances have been revised, see “Revision of prior period financial statements” on page 11.
(b)	Par value, authorized, issued, treasury stock and loan to ESOP shares at Dec. 31, 2006 are presented in post-merger share count terms. See page 11 for additional information.

Note: The balance sheet at Dec. 31, 2006 has been derived from the audited financial statements as of that date, as revised.

Securities Available for Sale

At Dec. 31, 2007, investment securities totaled $48.7 billion. As of that date, our mortgage and asset-backed securities portfolio of $41.6 billion (excluding TRFC securities) were rated 96% AAA, 3% AA and 1% A. Included in this portfolio were $379 million of collateralized debt obligations (CDO), at par, that contained subprime exposure. Based on deteriorating conditions in the U.S. housing market, we recognized a pre-tax loss of $200 million ($118 million after-tax) for other than temporary impairment related to these securities. The $179 million carrying value of the CDOs at Dec. 31, 2007 was 47% of par.

In the third quarter of 2007, we acquired $375 million of asset-backed securities in a structured investment vehicle (SIV) from a portfolio advised by one of our asset managers. During the fourth quarter of 2007, $75 million of these securities matured and we sold $174 million of these securities, resulting in a pre-tax loss of $8 million. We applied a similar discount to the $126 million of remaining securities resulting in a write-down of $6 million. In the fourth quarter of 2007, we acquired additional SIV securities with a fair market value of $45 million from affiliated funds. The $165 million carrying amount of remaining SIV securities at Dec. 31, 2007 was 88% of par.

During the fourth quarter of 2007, we sold other investment securities available for sale, recognizing a pre-tax gain of $23 million.

As of Dec. 31, 2007, within our investment securities portfolio, our mortgage-backed securities with subprime exposure were $1.5 billion (excluding TRFC securities) and asset-backed collateralized debt obligations as described above were $179 million. Ratings on these securities are below:

Ratings at Dec. 31, 2007	Mortgage-backed securities(a)	Asset-backed collateralized debt obligations
AAA	18%	44%
AA	65	38
A	16	18
BBB	1	-
Total	100%	100%
(a)	With subprime exposure.

The unrealized net of tax loss on our securities available for sale was $339 million as of Dec. 31, 2007, compared with $250 million at Sept. 30, 2007. At Dec. 31, 2006, the gains and losses on securities available for sale netted to zero.

Nonperforming Loans

Nonperforming loans were $186 million at Dec. 31, 2007, up from $37 million at Dec. 31, 2006 and up from $35 million at Sept. 30, 2007. The increase relates principally to liquidity facilities to two SIVs ($81 million), a related party loan provided to support an investment management product that is currently being unwound and various smaller loans. The SIV exposure added to nonperforming loans represents all of the SIV exposure within our loan portfolio.

Provision and Reserve for Credit Exposure

The provision for credit losses totaled $20 million in the fourth quarter of 2007 compared with a credit of $15 million in the fourth quarter of 2006 and no provision in the third quarter of 2007. In the third quarter of 2007, there was no net provision which was made possible in part by a $15 million release of reserves from the sale of leases. The reserve for loan losses was $327 million at Dec 31, 2007, $332 million at Sept. 30, 2007 and $287 million at Dec. 31, 2006. The reserve for unfunded commitments was $167 million at Dec. 31, 2007, $178 million at Sept. 30, 2007 and $150 million at Dec. 31, 2006.

Consolidation of Three Rivers Funding Corporation (TRFC)

On Dec. 31, 2007 we called the first loss notes of TRFC, making us the primary beneficiary and triggering the consolidation of TRFC. If we had not called the first loss notes, TRFC would not have been consolidated under FIN46R. The consolidation resulted in the recognition of an extraordinary loss (non-cash accounting charge) of $180 million after-tax, or 16 cents per share, representing the current mark to market discount from par associated with spread widening for the assets in TRFC.

Strategically TRFC is not core to our focus on high growth global opportunities in Asset Management and Securities Servicing; it had an immaterial impact on our consolidated financial results, generating only $1 million in fee revenue in the third quarter of 2007. Furthermore, the continuing disruption in the capital markets negatively impacted TRFC funding costs and related returns, which was in sharp contrast to our funding costs and balance sheet strength. This consolidation improves the profitability of this portfolio and eliminates a management distraction.

In addition to the extraordinary loss, the size of the 2007 year-end balance sheet increased by the full amount of third party funding, approximately $4.0 billion. At Dec 31, 2007, we held the remaining funding of $136 million. Our primary capital ratios were affected as follows by the consolidation:

	Prior To Consolidation	Post Consolidation
Tier 1 capital	9.34%	9.10%
Adjusted TCE	5.18%	4.96%

Prospectively, based on our excess liquidity, the third party funding for TRFC will be eliminated over the course of the first quarter of 2008, resulting in an expected improvement in our adjusted tangible common equity ratio of approximately 10 bps during the first quarter of 2008.

Also prospectively, the $180 million after-tax mark to market on the TRFC assets is expected to be accreted into income over the remaining lives of the assets, which are projected to average approximately 4-5 years, based on the credit quality of the assets.

The fair value of TRFC’s asset-backed securities portfolio totaled approximately $3.5 billion at Dec. 31, 2007. In addition to these securities, TRFC has approximately $400 million of securitizations of client receivables that are structured to meet a credit rating of A. Below are TRFC’s asset and mortgage-backed securities by credit rating.

Credit ratings for TRFC’s asset and mortgage-backed securities Dec. 31, 2007 (dollar amounts in millions)	Variable and fixed rate mortgages	Home equity lines of credit	Credit cards	Subprime mortgage loans	Other asset-backed securities	Total	%
AAA	$1,608	$799	$ -	$270	$30	$2,707	78%
AA	-	-	39	-	20	59	2
A	-	-	701	-	-	701	20
Total	$1,608	$799	$740	$270	$50	$3,467	100%

We will integrate these securities into our investment securities portfolio in the first quarter of 2008.

Consolidated Net Income Including Discontinued Operations

Net income, including discontinued operations, totaled $520 million, or 45 cents per share, in the fourth quarter of 2007, compared with $1.625 billion, or $2.27 per share, in the fourth quarter of 2006, and $640 million, or 56 cents per share, in the third quarter of 2007. Discontinued operations in the fourth quarter of 2006 included a net after-tax gain of $1.217 billion from the sale of our Retail Business.

Supplemental Information–Reconciliation of Earnings Per Share – GAAP to Non-GAAP

Reported amounts are presented in accordance with GAAP. We believe that this supplemental non-GAAP information is useful to the investment community in analyzing the financial results and trends of our business. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management internally monitors financial performance. These non-GAAP items also are excluded from our segment measures used internally to evaluate segment performance because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments.

Quarterly Reconciliation	4Q07			3Q07				4Q06(e)
	After-tax	EPS		After-tax		EPS		After-tax		EPS
Net income-GAAP	$520	$.45		$640		$.56		$1,625	(a)	$2.27	(a)
Discontinued operations income (loss)	-	-		(2)		-		1,198	(a)	1.68	(a)
Extraordinary loss-TRFC	180	.16		-		-		-		-
Continuing operations before extraordinary item	700	.61		642		.56		427		.60	(d)
Non-operating items-net gain(b)	-	-		(15)		(.01)		-		-
Merger and integration (M&I) costs	69	.06		126		.11		12		.02
Continuing operations before extraordinary item, non-operating items and M&I costs(c)	769	.67		753		.66		439		.61	(d)
CDO write-down	118	.10		-		-		-		-
Continuing operations before extraordinary item, non-operating items, M&I costs and CDO write-down	$887	$.77		$753		$.66		$439		$.61

Year-to-date reconciliation	YTD 2007 (e)			YTD 2006 (e)
	After-tax	EPS		After-tax		EPS
Net income-GAAP	$2,039	$2.18		$2,847	(a)	$3.94	(a)
Discontinued operations income (loss)	(8)	(.01)		1,371	(a)	1.90	(a)
Extraordinary loss-TRFC	180	.19		-		-
Continuing operations before extraordinary item	2,227	2.38		1,476		2.04
Non-operating items-net gain(b)	(15)	(.02)		-		-
Merger and integration (M&I) costs	238	.25		72		.10
Continuing operations before extraordinary item, non-operating items and M&I costs(c)	2,450	2.62	(d)	1,548		2.14
CDO write-down	118	.13		-		-
Continuing operations before extraordinary item, non-operating items, M&I costs and CDO write-down	$2,568	$2.74	(d)	$1,548		$2.14
(a)	Revised, see “Revision of prior period financial statements” on page 11.
(b)	Non-operating items are detailed in the table on page 11.
(c)	Excluding intangible amortization, earnings per share was $.74, $.73, $.65, $2.83 and $2.22 for the fourth quarter 2007, third quarter 2007, fourth quarter of 2006, full year 2007, and full year 2006, respectively.
(d)	Amounts do not foot due to rounding.
(e)	Year-to-date 2007 includes six months of the combined Company’s results. Results for 2006 include legacy The Bank of New York only.

Supplemental Information – Trend of Earnings Per Share on a GAAP and Non-GAAP basis

In the merger transaction between The Bank of New York and Mellon, The Bank of New York shareholders received .9434 shares of The Bank of New York Mellon common stock for each share of The Bank of New York common stock outstanding on the closing date of the merger. Mellon shareholders received one share of The Bank of New York Mellon common stock for each share of Mellon common stock outstanding on the closing date of the merger. Historical earnings per share for The Bank of New York are presented in post-merger share count terms in this Earnings Release and the Quarterly Earnings Summary. The table below converts earnings per share for The Bank of New York into post-merger share count terms for periods prior to July 1, 2007. See page 10 for a discussion of use of supplemental non-GAAP information.

Continuing operations before extra- ordinary (loss) – fully diluted earnings per share	Legacy The Bank of New York Only (a)
	Quarter ended						Year ended (a)
	Dec. 31, 2006	March 31, 2007	June 30, 2007	Sept. 30, 2007		Dec. 31, 2007	Dec. 31, 2007	Dec. 31, 2006
As reported	$ .56	$ .57	$ .59	$ .56		$ .61	$ 2.38	$ 1.93
As reported adjusted for exchange ratio (GAAP)	.60	.61	.62	.56		.61	2.38	2.04

Non-GAAP adjusted - excluding merger and integration expense and non-operating items:
As reported	.58	.59	.63	.66	(b)	.67	2.62	2.02
Adjusted for exchange ratio	.61	.62	.66	.66	(b)	.67	2.62	2.14

Non-GAAP adjusted - excluding merger and integration expense, non-operating items and intangible amortization:
As reported	.61	.61	.65	.73	(c)	.74	2.83	2.09
Adjusted for exchange ratio	.65	.65	.69	.73	(c)	.74	2.83	2.22
(a)	Year-to-date 2007 includes six months of the combined Company’s results. Amounts prior to July 1, 2007, represent legacy The Bank of New York only.
(b)	Including the non-operating items described below, non-GAAP adjusted earnings per share – excluding merger and integration expense - would have been 67 cents in the third quarter 2007.
(c)	Including the non-operating items described below, non-GAAP adjusted earnings per share – excluding merger and integration expense and intangible amortization – would have been 74 cents in the third quarter 2007.

Revision of Prior Period Financial Statements

As previously reported, net income for 2006 and retained earnings at Dec. 31, 2006 reflect a non-cash charge to discontinued operations income taxes and a reduction to goodwill of $164 million, correcting the information originally reported.

Summary of Non-Operating Items

Non-operating items (in millions)	3rd Qtr 2007		4th Qtr 2007
Settlement received for early termination of contract	$(27)		$ -
Write-off a remaining interest in hedge fund manager sold	32		-
Recalculation of yield on leveraged lease portfolio – FAS 13(a)	22		-
Write-off of internally developed software	6		-
Reduction of pre-tax income	$33	(b)	$ -
(a)	The recalculation of the lease portfolio also resulted in a $45 million tax benefit recorded as a reduction to taxes.
(b)	The after-tax impact of these items was more than offset by the tax benefit recorded on the recalculation of the yield on the leverage lease portfolio, which resulted in a net increase of approximately one cent to earnings per share in the third quarter of 2007.

APPENDIX

THE BANK OF NEW YORK MELLON CORPORATION

Pro Forma Condensed Consolidated Income Statement

Excluding Purchase Accounting Adjustments

	Three months ended December 31, 2006
(in millions)	The Bank of New York(a)	Mellon Financial	Adjustments		Total Pro forma
Fee and other revenue
Securities servicing fees:
Asset servicing	$355	$244	$(4	) (b)	$595
Issuer services	340	45	-		385
Clearing and execution services	267	2	(9	) (b)	260

Total securities servicing fees	962	291	(13)		1,240
Asset and wealth management fees	152	623	-		775
Performance fees	18	196	-		214
Foreign exchange and other trading activities	94	61	-		155
Treasury services	51	67	-		118
Distribution and servicing	2	78	-		80
Financing-related fees	61	10	-		71
Investment income	51	30	-		81
Securities gains	2	-	-		2
Other	48	57	-		105

Total fee and other revenue	1,441	1,413	(13)		2,841
Net interest revenue
Interest revenue	1,057	393	-		1,450
Interest expense	606	284	-		890

Net interest revenue	451	109	-		560
Provision for credit losses	(15)	5	-		(10)

Net interest revenue after provision for credit losses	466	104	-		570
Noninterest expense
Staff	736	635	-		1,371
Professional, legal and other purchased services	125	123	-		248
Net occupancy	73	68	-		141
Distribution and servicing	5	140	(13	) (b)	132
Furniture and equipment	45	31	-		76
Software	59	20	-		79
Business development	30	36	-		66
Clearing and execution	38	-	-		38
Sub-custodian	33	14	-		47
Communications	23	8	-		31
Other	67	83	-		150

Subtotal	1,234	1,158	(13)		2,379
Amortization of intangible assets	34	23	-		57
Merger and integration expense:
The Bank of New York Mellon	-	11	-		11
Acquired Corporate Trust Business	17	-	-		17

Total noninterest expense	1,285	1,192	(13)		2,464

Income
Income from continuing operations before income taxes	622	325	-		947
Provision for income taxes	195	27	-		222

Income from continuing operations	427	298	-		725
Discontinued operations:
Income (loss) from discontinued operations	2,130	4	-		2,134
Provision (benefit) for income taxes	932	65	-		997

Discontinued operations income (loss), net	1,198	(61)	-		1,137

Net income	$1,625	$237	$-		$1,862

(a)	Certain prior period amounts have been revised, see “Revision of prior period financial statements” on page 11.
(b)	Adjustment to eliminate intercompany revenue and expenses for Clearing and execution services and Asset servicing paid by Mellon to The Bank of New York.

APPENDIX

THE BANK OF NEW YORK MELLON CORPORATION

Pro Forma Condensed Consolidated Income Statement

Excluding Purchase Accounting Adjustments

	Year ended December 31, 2006
(in millions)	The Bank of New York (a)	Mellon Financial	Adjustments		Total Pro forma
Fee and other revenue
Securities servicing fees:
Asset servicing	$1,401	$945	$(17	) (b)	$2,329
Issuer services	895	196			1,091
Clearing and execution services	1,248	9	(33	) (b)	1,224

Total securities servicing fees	3,544	1,150	(50)		4,644
Asset and wealth management fees	545	2,202	-		2,747
Performance fees	35	358	-		393
Foreign exchange and other trading activities	415	250	-		665
Treasury services	209	271	-		480
Distribution and servicing	6	278	-		284
Financing-related fees	250	45	-		295
Investment income	160	88	-		248
Securities gains	2	3	-		5
Other	173	210	-		383

Total fee and other revenue	5,339	4,855	(50)		10,144
Net interest revenue
Interest revenue	3,740	1,445	-		5,185
Interest expense	2,241	985	-		3,226

Net interest revenue	1,499	460	-		1,959
Provision for credit losses	(20)	2	-		(18)

Net interest revenue after provision for credit losses	1,519	458			1,977
Noninterest expense
Staff	2,640	2,147	-		4,787
Professional, legal and other purchased services	381	462	(3	) (b)	840
Net occupancy	279	236	-		515
Distribution and servicing	17	503	(47	) (b)	473
Furniture and equipment	190	106	-		296
Software	220	77	-		297
Business development	108	114	-		222
Clearing and execution	199	-	-		199
Sub-custodian	134	55	-		189
Communications	97	33	-		130
Other	241	279	-		520

Subtotal	4,506	4,012	(50)		8,468
Amortization of intangible assets	76	44			120
Merger and integration expense:
The Bank of New York Mellon	-	11	-		11
Acquired Corporate Trust Business	106	-	-		106

Total noninterest expense	4,688	4,067	(50)		8,705
Income
Income from continuing operations before income taxes	2,170	1,246	-		3,416
Provision for income taxes	694	314	-		1,008

Income from continuing operations	1,476	932	-		2,408
Discontinued operations:
Income (loss) from discontinued operations	2,426	(70)	-		2,356
Provision (benefit) for income taxes	1,055	(36)	-		1,019

Discontinued operations income (loss), net	1,371	(34)	-		1,337

Net income	$2,847	$898	$-		$3,745

(a)	Certain prior period amounts have been revised, see “Revision of prior period financial statements” on page 11.
(b)	Adjustment to eliminate intercompany revenue and expenses for Clearing and execution services and Asset servicing paid by Mellon to The Bank of New York.

Cautionary Statement

The information presented in this Earnings Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, statements with respect to future financial goals, the merger of The Bank of New York and Mellon, and matters relating to the consolidation of TRFC, including future earnings generated by its assets, funding costs, impact on adjusted tangible common equity ratio and impact on income. These statements and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon (the Company) which make reference to the cautionary factors described in this Earnings Release, are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the businesses of The Bank of New York and Mellon may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected; the combined company may not realize, to the extent or at the time it expects, revenue synergies and cost savings from the transaction; revenue following the transaction may be lower than expected as a result of losses of customers or other reasons; deposit attrition, operating costs, customer loss and business disruption following the transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; market volatility; operational risk; changes in political and economic conditions; equity, fixed-income and foreign exchange market fluctuations; geographic sources of income; the price of oil; and levels of tax-free income. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission and The Bank of New York Company, Inc.’s and Mellon Financial Corporation’s historical reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission. All forward-looking statements in this Earnings Release speak only as of January 17, 2008 and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.